Exhibit 99.1

Contact:	Kent Alder

Chief Executive Officer

Steve Richards

Chief Financial Officer

714/241-0303

TTM TECHNOLOGIES, INC. NAMES STEVEN RICHARDS AS NEW CHIEF FINANCIAL OFFICER

SANTA ANA, CA – November 30, 2005 – TTM Technologies, Inc. (Nasdaq: TTMI) today announced it has named Steven W. Richards to the position of Vice President, Chief Financial Officer and Secretary, effective immediately. Richards joined TTM in May 2000 and has served as Vice President and Treasurer of TTM.  For the last several months, Steve has performed many of the responsibilities of the CFO and has served as the primary investor relations contact.

“We conducted an extensive search to identify a successor CFO,” stated Kent Alder, Chief Executive Officer of TTM.  “After interviewing many qualified candidates it is clear that Steve was the best candidate for the position.  In addition to his credentials for the job, Steve brings familiarity with the company, significant knowledge of our industry and a strong relationship with management, the board and the financial team.

Prior to joining TTM, Richards was with Atlantic Richfield Corporation and most recently managed its investment in a natural gas joint venture in China.  He has a Bachelors degree from the University of Missouri, Columbia, a Masters of Business Administration degree from the University of Southern California and holds the Chartered Financial Analyst designation.

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.